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WORLDTALK COMMUNICATIONS CORPORATION                               EXHIBIT 11.1
Computation of Net Income (Loss)Per Share
(in thousands, except per share amounts)


                                                                    THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                       SEPTEMBER 30                 SEPTEMBER 30
                                                                  ---------------------        ----------------------
                                                                   1996          1995           1996           1995
                                                                  -------       -------        -------        -------
Net income (loss) .........................................       $   163       $(1,107)       $  (742)       $(3,265)


Weighted average common shares outstanding ................         9,668           498          6,888          1,170
Number of common share equivalents resulting from
option and warrants, computed using the treasury stock
method ....................................................           667          --             --             --
Preferred stock, on an "as if converted basis" using the
exchange rate in effect at the initial public offering date          --           3,000          2,008          2,311
Staff Accounting Bulletin No. 83 issuances and grants(1). .          --           4,108           --            4,108
                                                                  -------       -------        -------        -------
Number of common shares and common share
equivalents used in computation ...........................        10,335         7,606          8,896          7,589
                                                                  =======       =======        =======        =======
Net income (loss) per share ...............................       $  0.02       $ (0.15)       $ (0.08)       $ (0.43)
                                                                  =======       =======        =======        =======
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
83, common stock warrants, options and other potentially dilutive securities issued during the 12 month period preceding the date of initial filing of the
Company's Registration Statement on Form S-1 (File No. 333-1482), have been included in the calculation of common equivalent shares, using the treasury stock method, as if they were outstanding for all periods presented, even if anti-dilutive.

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